EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in the Registration Statements of Acacia Research Corporation (Form S-3 Nos. 333-122452, 333-133529, 333-157623, 333-173045 and Form S-8 Nos. 333-102181, 333-109352, 333-119811, 333-127583, 333-131463, 333-140280, 333-144754, 333-149849, 333-157626, 333-165110, 333-172538, 333-179010) of our report dated March 21, 2012, relating to the consolidated financial statements of ADAPTIX, Inc. as of December 31, 2010 and 2009, and for the years then ended, appearing in this Current Report on Form 8-K/A of Acacia Research Corporation.

/s/ Moss Adams LLP

Seattle, Washington
March 21, 2012